Exhibit 99.1

Bay Banks of Virginia
100 South Main Street
Kilmarnock, Virginia 22482

FOR IMMEDIATE RELEASE

Date: November 26, 2002
Contact: Hazel S. Farmer
(804) 435-4101 or 1-800-435-1140

BAY BANKS INCREASES DIVIDEND BY 16.7%

The Board of Directors of Bay Banks of Virginia, Inc., holding company for Bank of Lancaster and Bay Trust Company, declared a fourth quarterly cash dividend of 14 cents per share, an increase of 16.7% over the prior year’s dividend.

This dividend will be paid on December 16, 2002 to Stockholders of record December 2, 2002.

Bay Banks President Austin L. Roberts, III reports that “this is the 31st consecutive year of dividend increases paid to Stockholders, a strong indication of the confidence of our Board and our management in the future of Bank of Lancaster and Bay Trust Company. This fourth quarterly dividend will be paid on approximately 2,302,326 shares for a total of $322,325, bringing the total dividend paid for 2002 to $1,150,566. This compares to $1,077,768 paid in 2001 and $996,800 paid in 2000.

In making this announcement, Roberts reported that “our company continues to have an exceptional year with record income of $1,614,207, which is 15.4% greater than the first nine months of 2001 and the first nine months of 2001 was 25% greater than the same period in 2000. Total assets are at a record $255.5 Million, up 9% from $245.6 Million at year-end 2001.”

“Loan growth,” Roberts further reported, “has also provided for this record income. Loans are up to $164.6 Million from $151.7 Million at year-end 2001, a 9% increase. And from all measures, loan quality is very good.

“Checking accounts, which we feel are our core deposits, have grown to $30 Million, an increase of 15% from $26 Million at year-end 2001.”

Roberts stated, “our significant earnings improvement is due to a combination of growth and net interest margin improvement. During this year, our loan portfolio increased $13 Million while our deposits increased $7.5 Million. Since loans represent our greatest earning asset, this increase has made a significant contribution to the growth we have seen in our earnings. It is always gratifying to us as community bankers to be able to take our deposits and reinvest those funds back into our communities through loans for new homes, businesses and endeavors that improve the quality of life for all of us who are privileged to live here. That is community banking at its best and what we do best.”

Roberts also reported that the credit card services provided by the Bank continues to show excellent growth. “Having an in-house credit card program,” Roberts stated, “is a service our customers have found of value. With both the merchant accounts on the commercial side and the credit cards for individuals, this program provides our customers with credit cards that are accepted worldwide but customer accounts are handled here at home by the Bank’s staff. This sets us apart from our competitors.”

Roberts reported that “2002 has been an extremely busy year for our company, providing many challenges as well as opportunities. We converted to a new core processing system, which has allowed for even greater internal efficiency as well as increasing our ability to service our customers in an even more timely manner. We feel strongly that in today’s financial arena, technology must walk hand-in-hand with personal service.”

Renovations are underway at the Bank’s Northside Office in Kilmarnock. Roberts stated that “we are moving our drive-in lanes from the side of the building to the front, where we will increase the lanes from two to three.

“As most everyone is probably aware, there was a fire at our Main Office on the evening of August 25, 2002. While only a small portion of the facility was destroyed, there was severe smoke damage throughout the building. We were most fortunate that no files or papers were destroyed. In less than two weeks, we were able to reopen our lobby and this was due in large part to the dedication and teamwork of our staff. I have never been more proud to be a part of this organization than I was during this time. Many members of our staff put in countless hours, working side by side with the professional cleaners to clean files and work areas; the dedication and determination was just incredible. Those who were not cleaning were busy servicing the customers, making certain that customer service was disrupted as little as possible. We again want to thank our area fire and rescue teams for their help and our customers for their support. It truly was a community partnership.

“The fire was contained to the area of the Bank that housed our Residential Lending Department but this portion of the building cannot be occupied for quite some time. In the weeks immediately following the fire, those individuals were working from offices at our Operations Center and at Bay Trust. I am pleased to report that we now have that team back together in a new location at 672 North Main Street in Kilmarnock. They will remain at this location until renovations are completed at the Main Office.”

In closing, Roberts stated “ we have positioned ourselves over the past several years to be the area’s complete financial services provider. With the array of financial products and services provided by Bank of Lancaster, Bay Trust Company and Planning Plus, combined with the expertise of our officers and staff, our customers have available to them every product from a child’s first savings account to estate planning. We continue to hold the largest market share of any bank in the Northern Neck, an indication to us that our communities find our services and products of value. Our commitment to service excellence, combined with our strong sense of commitment to pay our “civic rent” to the communities we feel privileged to serve, have become our trademark. These commitments are simply good business and it’s the way we’ve done business since we opened our doors in 1930. We look forward to 2003 and to continuing our partnership with the residents of the Northern Neck and Middle Peninsula.”

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